Exhibit 99.1
STEVE GOMO JOINS SANDISK BOARD OF DIRECTORS

     SUNNYVALE, CA, December 14, 2005 – SanDisk® Corporation (NASDAQ:SNDK), the world’s largest supplier of flash storage card products, today announced the appointment of Steven J. Gomo to its board of directors and audit committee. Mr. Gomo will commence service immediately.
     “We are delighted to have Steve join the SanDisk board,” said Eli Harari , SanDisk’s President and Chief Executive Officer. “Steve’s experiences in the storage business and consumer electronics as well as his deep financial expertise will be a valuable asset to our board and we look forward to his contributions.”
     Mr. Gomo serves as Executive Vice President, Finance and Chief Financial Officer of Network Appliance, Inc. Prior to joining Network Appliance, Inc. Mr. Gomo served as Chief Financial Officer of Gemplus International S.A., as Chief Financial Officer of Asera, Inc. and as Chief Financial Officer of Silicon Graphics, Inc. Mr. Gomo spent 24 years at Hewlett Packard Company serving in various positions including finance, financial management, manufacturing and general management including his role as sector controller for the hard-copy and mass storage businesses, which generated revenue of $14 billion.

     Mr. Gomo received a Bachelor of Science degree from Oregon State University , and he received a Master of Business Administration degree from Santa Clara University .
     Mr. Gomo recently served on the board of Macromedia, Inc.
     SanDisk is the original inventor of flash storage cards and is the world’s largest supplier of flash data storage card products using its patented, high-density flash memory and controller technology. SanDisk is headquartered in Sunnyvale, CA and has operations worldwide, with more than half its sales outside the U.S.

SanDisk’s web site/home page address: http://www.sandisk.com
Photo available at: http://www.sandisk.com/Corporate/PressRoom/
SanDisk and the SanDisk logo are trademarks of SanDisk Corporation, registered in the U.S. and other countries.
Media Contact:
Mike Wong
408-548-0223
mwong@sandisk.com
Lori Barker Padon
408-542-0585
lbarker@SanDisk.com